MONETTA TRUST
                       PLAN PURSUANT TO RULE 18F-3

     Registrant elects to offer different classes of shares of its common stock (except for the shares of the Government Money Market Fund) pursuant to Rule 18f-3 under the following Plan.

     1. Registrant's current Plan encompasses two classes of shares that may be offered as follows:

     (a) Class A shares with a front end sales charge ("FESC") subject to certain exceptions, a contingent deferred sales charge ("CDSC") under certain circumstances, and Rule 12b-1 fees ("Rule 12b-1 fees"). The applicable FESC, including reductions and exceptions, application of the CDSC and the Rule 12b-1 fees are set forth in Exhibits "A" and "C" attached hereto.

     (b) Class C shares at net asset value subject to a fee upon redemption within one year of purchase and Rule 12b-1 fees. The terms and conditions of the Class C shares are as set forth in Exhibits "B" and "C" attached hereto. (CLASS C SHARES ARE NOT CURRENTLY BEING OFFERED)

     (f) Exchange Privileges: The exchange privileges are set forth in Exhibit "D" hereto. In summary, for a nominal exchange fee, shares of a class may be exchanged for shares of the same class of other Monetta Trust funds at net asset value except that: (i) Any shares issued in exchange for shares still subject to any unpaid FESC or CDSC or other charge payable upon redemption remain subject to such unpaid charges; and
(ii) Government Money Market Fund shares which were initially purchased from the money market series may be exchanged for any class of shares at the public offering price of the acquired shares (which may include a sales charge) and are subject to any CDSC or other charge upon redemption normally applicable to the acquired shares.

     2. Income, realized and unrealized capital gains and losses and expenses not allocated to a particular class are allocated to each class on the basis of relative net assets. Expenses allocable to a specific class are expenses specifically incurred for such class including the following:

     (a)  Rule 12b-1 expenses
     (b)  Incremental transfer agency expenses
     (c) Incremental costs of preparing, printing and mailing shareholder reports, proxy materials and prospectuses related to such class
     (d) Registration fees and other expenses of registration of the shares of such class under laws or regulations of any jurisdiction in which the class of shares is to be offered
     (e) Directors' fees and expenses incurred as a result of issues relating solely to such class
     (f)  Legal and accounting expenses relating solely to such class.

     3. Each class will vote separately with respect to any matter as required by applicable law or which separately affects that class.

                                EXHIBIT A

     CLASS A SHARES. Class A shares are sold at their net asset value plus a sales charge. The amounts of the sales charges are shown in the following tables.

SELECT TECHNOLOGY, MID-CAP, BLUE CHIP AND BALANCED FUNDS:

     AMOUNT OF PURCHASE       SALES CHARGE AS PERCENTAGE      CHARGE AS APPROXIMATE      CUSTOMARY CONCESSION TO YOUR
                                   OF OFFERING PRICE      PERCENTAGE OF AMOUNT INVESTED     DEALER AS PERCENTAGE OF
                                                                                                OFFERING PRICE
Less than $50,000                        5.75%                        6.10%                          5.00%
$ 50,000 to $ 99,999                     4.75%                        4.99%                          4.00%
$100,000 to $249,999                     4.00%                        4.17%                          3.25%
$250,000 to $499,999                     2.95%                        3.04%                          2.25%
$500,000 to $999,999                     2.20%                        2.25%                          1.70%
$1,000,000 or more                        0%                          0.0%                        up to 0.75%

INTERMEDIATE BOND FUND:

     AMOUNT OF PURCHASE       SALES CHARGE AS PERCENTAGE      CHARGE AS APPROXIMATE      CUSTOMARY CONCESSION TO YOUR
                                   OF OFFERING PRICE      PERCENTAGE OF AMOUNT INVESTED     DEALER AS PERCENTAGE OF
                                                                                                OFFERING PRICE
Less than $50,000                        3.75%                        3.90%                          3.00%
$ 50,000 to $ 99,999                     3.25%                        3.36%                          2.50%
$100,000 to $249,999                     2.75%                        2.83%                          2.25%
$250,000 to $499,999                     1.75%                        1.78%                          1.75%
$500,000 to $999,999                     1.00%                        1.01%                          0.75%
$1,000,000 or more                        0%                          0.0%                        up to 0.25%

     On purchases of $1 million or more, the investor pays no front-end sales charge but a contingent deferred sales charge of 1.00% may be imposed if shares purchased after October 31, 2003 are redeemed within the first 18 months after purchase. The Distributor and/or the Adviser may pay the financial service firm a commission during the first year after such purchase at an annual rate as follows:

      Select Technology, Mid-Cap,
     Blue Chip and Balanced Funds: 0.75%

     Intermediate Bond Fund:  0.25%

     Where a commission is paid for purchases of $1 million or more, such payment will be made from 12b-1 distribution fees received from the fund and, in cases where the limits of the distribution plan in any year have been reached, from the Distributor's own resources.

     There are a number of ways to reduce the sales charge on the purchase of Class A shares, as set forth below.

     (i) Family Purchases: Purchases made by an individual, such individual's spouse and children under 21 are combined and treated as a purchase of a single person.

     (ii) Group Purchases: The purchases of an organized group, whether or not incorporated, are combined and treated as the purchase of a single person. The organization must have been organized for a purpose other than to purchase shares of mutual funds.

     (iii) Purchases for Employee Benefit Plans: Trusteed or other fiduciary accounts and Individual Retirement Accounts ("IRA") of a single employer are treated as purchases of a single person. Purchases of and ownership by an individual and such individual's spouse under an IRA are combined with their other purchases and ownership.

     (iv) Purchases under a Statement of Intention: By executing the "Statement of Intention" included in the Application Form at the back of the Prospectus, purchases of Class A shares of $50,000 or more made over a 13-month period may be made at the applicable price for the aggregate shares actually purchased during the period. Please see "Terms and Conditions" at the back of this prospectus.

     (v) Rights of Accumulation: If you notify your dealer or the Distributor, you may include the Class A shares you already own (valued at maximum offering price) in calculating the price applicable to your current purchase.

     (vi) Combined Purchases of Monetta Trust Funds: Purchases of Class A shares offered by any Fund of the Monetta Trust (except Government Money Market
Fund), may be combined, separately or under combined Statements of Intention or Rights of Accumulation, to determine the price applicable to your purchases of Class A shares of the Fund.

     (vii) Sales at Net Asset Value: The sales charge will not apply to: (1) Shareholders who owned shares in any fund of the Monetta Trust on or before October 31, 2003; (2) Class A shares purchased through the automatic reinvestment of dividends and distributions (see "Dividends and Distributions"); (3) Class A shares purchased by directors, officers and employees of any fund for which the Adviser acts as investment adviser or officers and employees of the Adviser, Sub-Adviser or Distributor including former directors and officers and any spouse, child, parent, grandparent, brother or sister ("immediate family members") of all of the foregoing, and any employee benefit or payroll deduction plan established by or for such persons;
(4) Class A shares purchased by any registered representatives, principals and employees (and any immediate family member) of securities dealers having a sales agreement with the Distributor; (5) initial purchases of Class A shares made at any one time by banks, trust companies and other financial institutions on behalf of one or more clients for which such institution acts in a fiduciary capacity; (6) Class A shares purchased by any single account covering a minimum of 250 participants (this 250 participant minimum may be waived for certain fee based mutual fund marketplace programs) and representing a defined benefit plan, defined contribution plan, cash or deferred plan qualified under 401(a) or 401(k) of the Internal Revenue Code or a plan established under section 403(b), 457 or 501(c)(9) of such Code or "rabbi trusts"; (7) Class A shares purchased by persons participating in a "wrap account" or similar fee-based program sponsored and maintained by a registered broker-dealer approved by the fund's Distributor or by investment advisors or financial planners who place trades for their own accounts or the accounts of their clients and who charge a management, consulting or other fee for their services; and clients of such investment advisors or financial planners who place trades for their own accounts if the accounts are linked to the master account of such investment advisor or financial planner on the books and records of the broker or agent; and (8) Class A shares purchased by any state, county, city, department, authority or similar agency. Investors may be charged a fee if they effect purchases in fund shares through a broker or agent. A fund may also issue Class A shares at net asset value incident to a merger with or acquisition of assets of an investment company.

                                   EXHIBIT B

     CLASS C SHARES. Class C shares are offered at net asset value without a sales charge at the time of purchase. Class C shares redeemed within one year of purchase will be subject to a 1% charge upon redemption. Class C shares do not have a conversion feature. A fund will not accept any purchases of Class C shares when Class A shares may be purchased at net asset value.

     The Distributor will pay a commission to the firm responsible for the sale of Class C shares. No other fees will be paid by the Distributor during the one-year period following purchase. The Distributor will be reimbursed for the commission paid from 12b-1 fees paid by a fund during the one-year period. If Class C shares are redeemed within the one-year period after purchase, the 1% redemption charge will be paid to the Distributor. After Class C shares have been outstanding for more than one year, the Distributor will make quarterly payments to the firm responsible for the sale of the shares in amounts equal to 0.75% of the annual average daily net asset value of such shares for sales fees and 0.25% of the annual average daily net asset value of such shares for service and maintenance fees.





(CLASS C SHARES ARE NOT CURRENTLY BEING OFFERED)

                                   EXHIBIT C

     CONTINGENT DEFERRED SALES CHARGES. Any contingent deferred sales charge imposed upon the redemption of Class A or Class C shares is a percentage of the lesser of (i) the net asset value of the shares redeemed or (ii) the original cost of such shares. No contingent deferred sales charge is imposed when you redeem amounts derived from (a) increases in the value of shares redeemed above the net cost of such shares or (b) certain shares with respect to which a fund did not pay a commission on issuance, including shares acquired through reinvestment of dividend income and capital gains distributions. Upon request for redemption, shares not subject to the contingent deferred sales charge will be redeemed first. Thereafter, shares held the longest will be the first to be redeemed.

     The contingent deferred sales charge (CDSC) on Class A and C Shares that are subject to a CDSC will be waived if the redemption relates to the following: (a) in the event of the total disability (as evidenced by a determination by the federal Social Security Administration) of the shareholder (including registered joint owner) occurring after the purchase of the shares being redeemed; (b) in the event of the death of the shareholder (including a registered joint owner); (c) for redemptions made pursuant to an automatic withdrawal plan in an amount, on an annual basis, up to 12% of the value of the account at the time the shareholder elects to participate in the automatic withdrawal plan; (d) for redemptions from a qualified retirement plan or IRA that constitute a tax-free return of contributions to avoid tax penalty; (e) on redemptions of shares sold to directors, officers and employees of any fund for which the Adviser acts as investment adviser or officers and employees of the Adviser, Sub-Adviser or Distributor including former directors and officers and immediate family members of all of the foregoing, and any employee benefit or payroll deduction plan established by or for such persons; (f) on redemptions pursuant to the right of a fund to liquidate a shareholder's account if the aggregate net asset value of the shares held in such account falls below an established minimum amount; (g) certain other exceptions related to defined contribution plans as described in the Statement of Additional Information.

                                   EXHIBIT D

                              EXCHANGE PRIVILEGES

     Shares of a particular class of a fund may be exchanged only for shares of the same class of another Monetta Trust fund. The shares to be received upon exchange must be legally available for sale in your state. The net asset value of the initial shares being acquired must be at least $1,000 unless such exchange is under the Automatic Exchange Program described below.

     Shares may be exchanged at relative net asset value without any additional charge. However, if any shares being exchanged are subject to an escrow or segregated account pursuant to the terms of a Statement of Intention or a CDSC, such shares will be exchanged at relative net asset value, but the escrow or segregated account will continue with respect to the shares acquired in the exchange. In addition, the terms of any CDSC, or redemption fee, to which any Class A or Class C shares are subject at the time of exchange will continue to apply to any shares acquired upon exchange.

     Before you decide to make an exchange, you must obtain the current prospectus of the desired fund. Call your broker or the Distributor for information and a prospectus for any of the other Monetta Funds registered in your state. Read the prospectus carefully. If you decide to exchange your shares, send a written unconditional request for the exchange and follow the instructions regarding delivery of share certificates contained in the section on "Redemption of Shares". A signature guarantee is not required for such an exchange. However, if shares are also redeemed for cash in connection with the exchange transaction, a signature guarantee may be required. See "Redemption of Shares". Your dealer may charge an additional fee for handling an exercise of the exchange privilege.

     AUTOMATIC EXCHANGE PROGRAM. The Funds also offers an automatic monthly exchange program. All accounts established or utilized under this program must have the same registration and a minimum initial value of at least $1,000. All subsequent exchanges must have a value of at least $25. Each month, shares will be simultaneously redeemed and purchased at the chosen Fund's applicable offering price. If you would like to participate in this program, you may use the appropriate designation on the Application Form.

     An exchange involves both a redemption and a purchase, and normally both are done on the same day. However, in certain instances such as where a large redemption is involved, the investment of redemption proceeds into shares of other funds of the Monetta Trust may take up to seven days. For federal income tax purposes, exchanges between funds are treated as a sale and purchase. Therefore, there will usually be a recognizable capital gain or loss due to an exchange. An exchange between different classes of the same fund is not a taxable event.

     The number of times a shareholder may exchange shares among the funds of the Monetta Trust within a specified period of time may be limited at the discretion of the Distributor.